Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Tuesday, January 29, 2013	Rich Sheffer (952) 887-3753

DONALDSON COMPANY ADDS JAMES OWENS TO BOARD OF DIRECTORS

MINNEAPOLIS, MN – January 29, 2013 – Donaldson Company, Inc. (NYSE:DCI) today announced that it has appointed James J. Owens to its Board of Directors, effective March 22nd. The addition of Owens brings the Donaldson Board to 10 members.

Owens, 48, is the President and CEO of St. Paul, Minnesota-based H.B. Fuller Company (NYSE:FUL), a position he has held since 2010. Owens joined H.B. Fuller in 2008 as Senior Vice President, and ran the Americas business prior to becoming CEO. H.B. Fuller is a $1.9 billion leading global adhesives provider of adhesives, sealants, and other specialty chemical products. H.B. Fuller serves Customers in a wide variety of industries including packaging, hygiene, durable assembly, paper converting, woodworking, automotive, and construction businesses.

Prior to joining H.B. Fuller, Owens worked as Senior Vice President at Henkel and spent 22 years with National Starch's adhesives business, a division of ICI (Imperial Chemical Industries Limited), in a variety of management positions including Vice President and General Manager, Europe/Middle East and Africa, and Corporate Vice President and General Manager of the North American adhesives business.

“Jim has a great track record of managing global businesses,” said Bill Cook, Donaldson’s CEO. “Jim’s extensive expertise at profitably growing and managing businesses in both the Americas and internationally will provide us with valuable counsel and perspective to help us achieve our Strategic Growth Plans at Donaldson. I am very excited to have him join our Board.”

Owens earned a Bachelor of Science in Chemical Engineering at the University of Delaware and a Master of Business Administration from the University of Pennsylvania’s Wharton School of Business.

About Donaldson Company, Inc.

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven Company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Our approximately 13,000 employees contribute to the Company’s success by supporting our Customers at our more than 100 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

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